Exhibit 10.2

OPTION AGREEMENT

THIS OPTION AGREEMENT (the “Agreement”) is made and entered into, effective as of April 4, 2012 (the “Effective Date”), by and between Vanity Events Holding, Inc., a Delaware corporation with an address at 1111 Kane Concourse, Suite 304, Bay Harbor Islands, FL 33154 (the “Optionor”), and Aegis Worldwide, LLC, a New York limited liability company with an address at 30 Waterside Plaza #36K, New York, NY  10010 (the “Optionee”), with reference to the following facts:

WHEREAS, pursuant to the terms of that certain Asset Purchase Agreement, dated as of April 4, 2012 (the “Agreement”), the Optionor agreed to purchase from the Optionee, and the Optionee agreesd to sell, transfer, convey, and deliver to the Optionor, all of Optionee’s right, title and interest and goodwill in or associated with certain domain names along with any information or materials proprietary to the Optionee that relate to the  business or affairs associated with the domain names which is of a confidential nature, including, but not limited to, trade secrets, information or materials relating to existing or proposed products (in all and various stages of development), “know-how”, marketing techniques and materials, marketing and development plans and pricing policies (collectively, “Proprietary Information”) (the “Assets”); and

WHEREAS, the Optionor has agreed to grant to Optionee an option to purchase the Assets including any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) (collectively , the “Developments”) that results from the Assets on or after the one year anniversary of the Effective Date from Optionor for (i) an amount in cash equal to the proceeds used by the Company  towards the enhancement of the Assets on or after the Closing Date and (ii) the cancellation of the shares of the Optionor’s common stock given to the Optionee in connection with the Agreement, in accordance with the terms hereof.

NOW, THEREFORE, FOR VALUABLE CONSIDERATION, receipt which is hereby acknowledged, Optionor hereby grant to Optionee the following option:

Section 1.                      Grant of Option.  Subject to the terms and conditions set forth below, on or after the one year anniversary of the Effective Date, the Optionor hereby grants to Optionee the right to purchase from the Optionor (the “Option”) the Assets and the Developments for (i) an amount in cash equal to the proceeds used by the Company towards the enhancement of the Assets on or after the Closing Date (the “Cash Payment”) and (ii) the cancellation of the shares of the Optionor’s common stock given to the Optionee in connection with the Agreement (the “Shares”), in accordance with the terms hereof.  Subject to the terms and conditions of this Option, Optionee shall provide Optionor written notice of its intention to exercise this Option on or prior to the Termination Date along with a check or wire transfer for the Cash Amount along with surrendering to the Optionor the Shares by delivering to the Buyer herewith a share certificate or certificates representing the Shares, duly endorsed for transfer in blank, signatures medallion guaranteed so the Buyer can cancel the Shares.

Section 2.                      Termination of Option.  This Option will terminate in all respects, and all rights and options to receive the Assets and the Developments hereunder will terminate on the 24 month anniversary of the Effective Date.

Section 3.                      Rights of Optionee.  Optionee will not, by virtue of the grant of this Option to the Optionee, be deemed to be the owner of the Assets and the Developments to be delivered under this Option or to be entitled to the rights or privileges of a holder of such Assets and the Developments unless and until this Option has been exercised with respect to such Patent and it has been transferred pursuant to the exercise of this Option.  Nothing herein contained will impose any obligation upon the Optionee to exercise this Option.

Section 4.                      Transfer Restrictions.   Optionee may not sell, pledge, assign, hypothecate, transfer, or otherwise dispose of all or any portion of the Option other than by will or the laws of descent and distribution.

Section 5.                      Tax Withholding.  To the extent that the exercise of the Option gives rise to an obligation on the part of the Optionor to withhold income tax from amounts otherwise to be paid to Optionee, the Optionor shall do so on such terms and in accordance with such procedures as may be required under applicable law.

Section 6.                      Miscellaneous.

(a) Notices.  All notices permitted or required by this Agreement shall be in writing and shall be deemed to be delivered and received (i) when personally delivered, or (ii) on the day on which sent by facsimile, electronic mail, or other similar device generating a receipt evidencing a successful transmission (provided that on that same date a copy of the notice is deposited in the United States mail, first-class-certified mail, postage prepaid), or (iii) on the second (2nd) business day after the day on which deposited in the United States mail, first-class-certified mail, postage prepaid, transmitted or addressed to the person for whom intended, at the facsimile number, email address, or mailing address appearing in the preamble of this Agreement, or such other facsimile number, email address, or mailing address, notice of which is given in the manner contemplated by this Section 6(a).

(b) Governing Law.  This Option shall be governed by the laws of the State of New York.

(c) Governmental and Other Regulations Governing Law.  The Option is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Optionee agrees that he will not exercise the Option sold hereby nor will the Optionor be obligated to transfer any shares of stock hereunder if the exercise thereof or the transfer of such shares, as the case may be, would constitute a violation by the Optionee or the Optionor of any such law, regulation or order or any provision thereof.  The Optionor will not be obligated to take any affirmative action in order to cause the exercise of this Option or the issuance of shares pursuant hereto to comply with any such law, regulation, order or provision.

(d) Successors and Assigns.  This Option and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Optionor and the successors and permitted assigns of Holder.

(e) Amendment.  This Option may be modified or amended or the provisions hereof waived with the written consent of the Optionor and the Optionee.

(f) Severability.  Wherever possible, each provision of this Option shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Option shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Option.

(g) Counterparts.  This Option may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Option, or caused this Agreement to be executed as of the Effective Date.

OPTIONOR:	VANITY EVENTS HOLDING, INC. By: /s/ Scott Weiselberg Name: Scott Weiselberg Title: Director

OPTIONEE:	AEGIS WORLDWIDE LLC By: /s/ Greg Pippo Name: Greg Pippo Title: Manager

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